Exhibit 99.1

CORIUM  REPORTS THIRD  QUARTER  FISCAL 2015 FINANCIAL RESULTS

Conference Call and Webcast to Highlight Third Quarter Fiscal 2015 and Topline Results from MicroCor® PTH Phase 2a Clinical Trial

MENLO PARK, Calif.,  July 29, 2015 — Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced unaudited financial results from operations for both the third fiscal quarter and the nine months ended June 30, 2015.  Corium’s fiscal year ends on September 30.

Recent Corporate Developments

•

Topline Results of MicroCor® PTH Phase 2a Clinical Trial Released—The company released positive topline results from a two-part study of MicroCor hPTH(1-34), or human parathyroid hormone, in healthy post-menopausal women on July 28, 2015.  MicroCor PTH is being developed for the treatment of osteoporosis.  The study results included pharmacokinetic (PK) and pharmacodynamics (PD) profiles that met each of the study objectives, in addition to excellent safety and skin tolerability outcomes.  This clinical trial was the first Phase 2 study undertaken with a dissolving microneedle patch technology, and was the first study of Corium’s MicroCor technology in older subjects.  These study findings, across a wide range of ages, further validate the usability, reproducibility and rapid uptake of drug that is achievable with the MicroCor platform.

•

Advanced Preparations for Phase 1 PK Study of Donepezil TDS for the treatment of Alzheimer’s Disease—The company has manufactured and shipped all of the clinical supplies of its donepezil transdermal product candidate for the Phase 1 clinical study.  The trial, which is expected to be completed by the end of calendar 2015, follows extensive preclinical evaluation in predictive human skin and animal models that demonstrated sustained delivery over a seven-day period.  This product candidate is designed to deliver donepezil  (the active ingredient in Aricept®) in a weekly transdermal dosage.  It incorporates Corium’s proprietary Corplex™ technology, which has been used successfully in several marketed products.  Corium’s second Alzheimer’s  disease product candidate, a weekly memantine transdermal patch, is expected to enter Phase 1 clinical trials during the fourth calendar quarter of 2015.

•	Corium added to the Russell 2000® Index, Russell 3000® Index and Russell Global Indexes effective after market close on June 26, 2015.

“We are currently advancing four high-value product candidates into and through clinical development based on our MicroCor and Corplex technology platforms.  These products, which include small and large molecule therapeutics, all have the potential to address significant clinical needs,” said Peter D. Staple, President and Chief Executive Officer of Corium.  “The positive outcome of our MicroCor PTH Phase 2a clinical study provides a strong foundation for advancing this promising new treatment for osteoporosis into late-stage clinical development.  The study also reinforces the robustness and reproducibility of the MicroCor platform for the rapid delivery of large molecules.    In parallel, we  are advancing our three CNS product development program candidates, starting with our Donepezil TDS Phase 1 trial this summer.”

Financial Results for the Quarter Ended June 30, 2015

Corium reported total revenues in the third quarter of fiscal 2015 of $10.6 million, compared with $10.2 million in the third quarter of fiscal 2014.  The increase in total revenues primarily resulted from growth in contract research and development revenues, as well as recognition of a new consumer product launch milestone, partially offset by the continued declines in product revenues from Fentanyl TDS (marketed by Par Pharmaceutical) and Clonidine TDS (marketed by Teva Pharmaceuticals).

Total research and development (R&D) expenses in the third quarter of fiscal 2015 were $7.6 million, compared with $5.4 million in the third quarter of fiscal 2014.  The increase in total R&D expenses primarily reflects Corium’s increased investment in its proprietary product programs, including the advancement of Corium’s MicroCor PTH program into Phase 2a clinical trials that began in February 2015, as well as increased investment in its product development programs for Alzheimer’s and Parkinson’s diseases as it advanced multiple formulation candidates through preclinical evaluation.

General and administrative (G&A) expenses in the third quarter of fiscal 2015 were $2.8 million, compared with $3.5 million in the third quarter of fiscal 2014.  The decrease in G&A was primarily attributable to higher bonus expense incurred in the quarter ended June 30, 2014 following Corium’s Initial Public Offering (IPO) in April 2014.

Corium reported a net loss for the third quarter of fiscal 2015 of $5.9 million, or $0.33 per share, compared with a  net loss of $5.0 million, or $0.28 per share, in the third quarter of fiscal 2014.  As of June 30, 2015, there were 18,158,559 shares of Corium common stock outstanding.

Cash and cash equivalents as of June 30, 2015 were $29.5 million.

Financial Results for the Nine Months Ended June 30, 2015

Corium reported total revenues for the nine months ended June 30,  2015 of $31.7 million, compared with $31.4 million for the same period in 2014.  The increase in total revenues primarily reflects an increase in contract research and development revenues from co-development and partner funded programs, partially offset by expected declines in product revenues from Fentanyl TDS and Clonidine TDS.

Total R&D expenses for the nine months ended June 30, 2015 were $24.0 million, compared with $15.0 million for the same period in 2014.  The increase in total R&D expenses primarily reflects Corium’s increased investment in its proprietary product programs, including the advancement of Corium’s MicroCor PTH program into Phase 2a clinical trials that began in February 2015 and its product development programs for Alzheimer’s and Parkinson’s diseases.

G&A expenses for the nine months ended June 30, 2015 were $8.2 million, compared with $6.5 million for the same period in 2014.  The increase in G&A was primarily attributable to higher expenses associated with becoming a public company, including the expense associated with the award of stock options to employees and directors following Corium’s IPO.

Corium reported a net loss for the nine months ended June 30, 2015 of $19.8 million, or $1.10 per share, compared with a  net loss of $3.5 million, or $0.48 per share, for the same period of 2014.  As a result of Corium’s progress towards an IPO during the nine months ended June 30, 2014, the fair value of an embedded derivative in a subordinated note was reduced in both the first and second fiscal quarters of 2014, resulting in non-cash, non-recurring gains totaling  $7.4 million in the first nine months of fiscal 2014.  Without the benefit of this gain, Corium would have recognized a non-GAAP net loss of $10.9 million for the nine months ended June 30, 2014.

Conference Call and Webcast Details

Corium will host a conference call today at 4:30 p.m. EDT  to discuss the financial results for both the third fiscal quarter and nine months ended June 30, 2015.   Corium’s Chief Technical Officer Dr. Parminder “Bobby” Singh will also join to discuss topline results from the Phase 2a study of Corium’s MicroCor PTH product candidate.   Investors and analysts can access the call toll-free by dialing 844-831-3024 (United States) or +1 315-625-6887 (international).  The conference ID # is 97011877.   The conference call will also be available via a live audio webcast on the Investors section of Corium’s website at http://ir.coriumgroup.com/events.cfm.  Please access the website 10 minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary.   A replay of the conference call will be available for two weeks and may be accessed by dialing toll-free 855-859-2056 (United States) or +1 404-537-3406 (international) and entering the conference ID #  97011877 or by visiting Corium’s website.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company’s broad experience in advanced transdermal and transmucosal delivery systems.  Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Teva Pharmaceuticals, Par Pharmaceutical and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  The company’s late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics that is currently in Phase 3 trials, and additional transdermal products that are being co-developed with Teva.  Corium has multiple proprietary programs in preclinical and clinical development for the treatment of osteoporosis and neurological disorders.  For further information, please visit www.coriumgroup.com.

Statement regarding use of non-GAAP financial measures

The company reported non-GAAP net loss in this release in addition to, and not as a substitute for, or superior to, net loss calculated in accordance with GAAP.

Management believes the presentation of net loss that excludes the non-cash, non-recurring gain from the change in fair value of an embedded derivative provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of net loss across reporting periods.  Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing the company’s past and future operating performance.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, debt financing, clinical trial timing and plans, clinical and regulatory pathways for our development programs, the achievement of clinical and commercial milestones, and the advancement of our technologies and our proprietary, co-developed and partnered products and product candidates.  Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause Corium’s actual results to differ materially from the statements contained herein.  Further information on potential risk factors that could affect Corium’s business and its financial results are detailed in Corium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission on May 8, 2015, and other reports as filed from time to time with the Securities and Exchange Commission.  Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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Investor and Media Contact:

Karen L. Bergman

BCC Partners

kbergman@bccpartners.com

(650) 575-1509

CORIUM INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Product revenues	$6,296	$7,856	$20,467	$23,196
Contract research and development revenues	3,505	2,023	9,798	7,260
Other revenues	797	304	1,390	912
Total revenues	10,598	10,183	31,655	31,368
Costs and operating expenses:
Cost of product revenues	4,063	4,566	13,369	14,793
Cost of contract research and development revenues	4,065	3,789	12,292	11,237
Research and development expenses	3,493	1,614	11,670	3,742
General and administrative expenses	2,835	3,497	8,192	6,543
Amortization of intangible assets	141	138	464	399
(Gain) / loss on disposal and sale and leaseback of equipment	(5)	(24)	2	(93)
Total costs and operating expenses	14,592	13,580	45,989	36,621
Loss from operations	(3,994)	(3,397)	(14,334)	(5,253)
Interest income	5	2	11	5
Interest expense	(1,925)	(1,586)	(5,490)	(5,390)
Change in fair value of preferred stock warrant liability	—	—	—	(274)
Change in fair value of subordinated note embedded derivative liability	—	—	—	7,367
Loss before income taxes	(5,914)	(4,981)	(19,813)	(3,545)
Income tax expense	—	—	2	—
Net loss and comprehensive loss	$(5,914)	$(4,981)	$(19,815)	$(3,545)
Net loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.28)	$(1.10)	$(0.48)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	18,116,021	17,624,327	18,073,879	7,362,142

CORIUM INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	As of	As of
	June 30,	September 30,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$29,539	$36,395
Accounts receivable	4,640	4,168
Unbilled accounts receivable	872	1,385
Inventories, net	3,293	2,592
Prepaid expenses and other current assets	1,829	1,292
Total current assets	40,173	45,832
Property and equipment, net	11,767	12,658
Debt financing costs, net	594	571
Intangible assets, net	6,767	6,683
TOTAL ASSETS	$59,301	$65,744
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,633	$2,512
Accrued expenses and other current liabilities	3,630	4,008
Long-term debt, current portion	55	107
Capital lease obligations, current portion	799	760
Recall liability, current portion	660	774
Deferred contract revenues, current portion	220	301
Total current liabilities	8,997	8,462
Long-term debt, net of current portion	49,385	38,155
Capital lease obligations, net of current portion	285	891
Recall liability, net of current portion	2,529	2,936
Deferred contract revenues, net of current portion	3,500	3,500
Total liabilities	64,696	53,944
Stockholders’ equity (deficit):
Common stock	18	18
Additional paid-in capital	116,737	114,117
Accumulated deficit	(122,150)	(102,335)
Total stockholders’ equity (deficit)	(5,395)	11,800
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$59,301	$65,744